NEWS RELEASE

                                                                        CONTACT:
                                                                Robert R. Friedl
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5479


              COLUMBUS MCKINNON ANNOUNCES SALE OF VIRGINIA PROPERTY


AMHERST, N.Y., March 31, 2005 -- Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of material handling products, today announced it completed the sale of a 6.6 acre property that included a 112,000 square foot manufacturing and warehouse facility in Abingdon, Virginia for $0.6 million in cash. The favorable effect to net income in the fourth quarter of fiscal 2005 which ends March 31, 2005 is expected to be $0.2 million, or approximately $0.01 per diluted share.

The building was available for sale as a result of Columbus McKinnon's facility rationalization and lean manufacturing initiatives. It had previously been used as a manufacturing and warehouse site for Columbus McKinnon's Virginia Hoist operations, which were consolidated in 2004 into its existing plant in nearby Damascus, Virginia.

Also, during the fiscal 2005 fourth quarter, the Company completed the sale of two other properties and these sales were previously announced. The total favorable net income effect in the fourth quarter of fiscal 2005 as a result of the gains made on the three property sales during the quarter is expected to be $3.9 million, or $0.26 per share. Total cash proceeds received from the sale of the three properties were $6.9 million. The Company is focused on de-levering its balance sheet and intends to use these proceeds to reduce debt.


ABOUT COLUMBUS MCKINNON
-----------------------
Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.


SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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